Exhibit 99.1

GT Solar International, Inc. Announces Pricing of Concurrent Secondary Offerings by Selling Stockholder

MERRIMACK, N.H.—(BUSINESS WIRE)—On September 9, 2010, GT Solar International, Inc. (NASDAQ: SOLR), announced the pricing of the secondary offering of 11 million shares of its common stock at a price to the public of $7.39 per share. All of the shares are being sold by one selling stockholder, GT Solar Holdings, LLC. The selling stockholder has granted the underwriters an option to purchase up to an additional 1.65 million shares of common stock at the public offering price to cover over-allotments, if any.  Concurrently with the pricing of the underwritten public offering, the Company announced the pricing, by UBS AG, of its Mandatorily Exchangeable Notes due 2013 (the “exchangeable notes”).  In connection with the exchangeable notes, the selling stockholder has agreed to sell 14 million additional shares of the Company’s common stock to UBS Securities LLC with all such shares deliverable on the closing date of the exchangeable notes offering.  GT Solar International, Inc. will not receive any proceeds from either transaction.

UBS Securities LLC, Credit Suisse Securities (USA) LLC and BofA Merrill Lynch are the joint bookrunning managers for the underwritten public offering of the common stock, and Stifel Nicolaus Weisel is the lead manager. UBS Securities LLC is the sole bookrunner and underwriter for the exchangeable notes offering. A copy of the prospectus supplement and base prospectus relating to the underwritten public offering of the common stock may be obtained by contacting: UBS Securities LLC, 299 Park Avenue, New York, New York, 10171, Attn: Prospectus Department (888-827-7275, ext. 3884), Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, New York, 10010-3629 (800-221-1037) or BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com. A copy of the base prospectus and prospectus supplement relating to the underwritten public offering of the exchangeable notes may be obtained by contacting UBS Securities LLC, 299 Park Avenue, New York, New York, 10171, Attn: Prospectus Department (888-827-7275, ext. 3884).

A shelf registration statement relating to both the underwritten public offering of common stock and the shares of common stock underlying the exchangeable notes offering was filed by the Company and declared effective on November 13, 2009 by the Securities and Exchange Commission (the “SEC”). UBS AG has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the exchangeable notes) with the SEC for the offering of the exchangeable notes. This press release shall not constitute an offer to sell or solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Before you invest, you should read these documents and other documents filed with the SEC for more complete information. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov.

About GT Solar International, Inc.

GT Solar International, Inc. (NASDAQ: SOLR) is a leading global provider of polysilicon production equipment and technology, crystal ingot growth systems and related services principally for the solar industry. The Company’s products and services are designed to allow its customers to optimize their manufacturing environments and lower their cost of ownership.

Forward-Looking Statements

The matters discussed in this release include forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not the offerings of the common stock or the notes will be consummated. GT Solar

International, Inc. is providing this information as of the date of this news release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Contacts

GT Solar International, Inc

Media:
Jeff Nestel-Patt, 603-204-2883
jeff.nestelpatt@gtsolar.com
or
Investors/Analysts:
Bob Blair, 603-681-3869
bob.blair@gtsolar.com